Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Patrick Industries, Inc.

Elkhart, Indiana

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-04187) and in the related Prospectus of our report, dated April 2, 2007, with respect to the consolidated financial statements of Patrick Industries, Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to our firm under the caption “Selected Financial Data”, which is part of this Annual Report.

/s/ McGladrey & Pullen

Elkhart, Indiana

April 2, 2007

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.